Exhibit 99.1

FOR IMMEDIATE RELEASE:	Stanley Furniture Company, Inc.
17-Jan-15	Investor Contact: Anita W. Wimmer
(336) 884-7698

Stanley Furniture Announces Plans to Re-Enter Nursery and Youth Market

Launch of New Product Line Expected for April Market

High Point, NC, January 17, 2015/Businesswire/ -- Stanley Furniture Company, Inc. (Nasdaq-NGS:STLY) announced today that it plans to re-enter the nursery and youth furniture market with a mid-year new product launch introduced to the trade at the High Point Market in April.

The announcement comes shortly after the company recently said it expects to report fourth quarter sales from continuing operations up more than 15% year-over-year and up in the low single digits for total year 2014. The company also announced that it expects to report its fourth consecutive sequential quarter of improved operating results along with profits at the operating level for the fourth quarter of 2014.

“Stanley is now operating profitably. With the help of our loyal customers and patience of our shareholders, our team has successfully transformed the company into a growing design, sourcing and marketing company with momentum in its business and a brand with a marketable heritage as a style leader and source of quality furniture,”  said Glenn Prillaman, President and Chief Executive Officer. "The flexibility of our operations model as well as our experience and relationships in the nursery and youth furniture business position the company to now expand and grow profitably through product line extension."

The new product launch is supported by fifty years of experience in the youth furniture category. The company will be working closely with its sales force, customer base and overseas manufacturing partners to develop and execute a unique strategy involving a diversity of styles properly marketed to today's consumer. "Innovating is never easy, and we know there are challenges to any new product launch. However, we can assure prospective customers that our plan includes each of the components of a modern business model designed to attract this product category's target consumer," continued Prillaman. "Our time in the marketplace as a manufacturer, marketer and supplier to the most popular retail brands in the category today uniquely position Stanley to help the industry's traditional channels of distribution that have recently struggled in the segment. These retailers have the assets and ability to serve this consumer well when paired with the right partner. Nursery and youth furniture is thriving in certain channels and it remains one of the most powerful and effective ways a retail store owner can attract and retain younger female consumers in an online age," concluded Prillaman.

The company plans to announce fourth quarter and full year operating results after the market closes on February 3, 2015.

In 2015, the company expects to continue to maintain a healthy balance sheet, grow revenues, expand margins and generate positive net income. It expects to execute its current strategy offering diversified product lines through multiple channels of distribution while executing an efficient sourcing model and further developing the Stanley Furniture brand in the global marketplace.

About the Company

Established in 1924, Stanley Furniture Company, Inc. is a leading design, marketing and sourcing resource in the upscale segment of the wood residential market. The company offers a diversified product line supported by an overseas sourcing model. The company distributes and markets its Stanley Furniture brand through a network of carefully chosen retailers and interior designers worldwide.  The company’s common stock is traded on the NASDAQ stock market under the symbol STLY.

Forward-Looking Statements

Certain statements made in this news release are not based on historical facts, but are forward-looking statements. These statements can be identified by the use of forward-looking terminology such as “believes,” “estimates,” “expects,” “may,” “will,” “should,” or “anticipates,” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy.  These statements reflect our reasonable judgment with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.  Such risks and uncertainties include disruptions in foreign sourcing including those arising from supply or distribution disruptions or those arising from changes in political, economic and social conditions, as well as laws and regulations, in countries from which we source products, international trade policies of the United States and countries from which we source products, the inability to raise prices in response to inflation and increasing costs, lower sales due to worsening of current economic conditions, the cyclical nature of the furniture industry,  business failures or loss of large customers, failure to anticipate or respond to changes in consumer tastes, fashions and perceived value in a timely manner, competition in the furniture industry, environmental, health, and safety  compliance costs,  failure or interruption of our information technology infrastructure. Any forward looking statement speaks only as of the date of this news release and we undertake no obligation to update or revise any forward looking statements, whether as a result of new developments or otherwise.